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[ACS LOGO]                                                          NEWS RELEASE

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FOR IMMEDIATE RELEASE

CONTACTS:

Mark A. King
EVP and Chief Financial Officer
ACS
(214) 841-8007

                     ACS EXTENDS TENDER OFFER FOR BRC HOLDINGS

DALLAS, TEXAS -- November 16, 1998 -- ACS (Affiliated Computer Services, Inc.;
NYSE: AFA) today announced that it has extended its tender offer for 8,704,238 shares of the common stock of BRC Holdings, Inc. (NASDAQ: BRCP) to 12:00 Midnight, New York City time, on Monday, November 30, 1998.

ACS is based in Dallas, Texas, and has operations primarily in North America, as well as Central America, South America, Europe and the Middle East. ACS provides a full range of business services including technology outsourcing, business process outsourcing, electronic commerce, professional services and systems integration. The Company's Class A common stock trades on the New York Stock Exchange under the symbol "AFA." Visit ACS on the Internet at www.acs-inc.com.

BRC Holdings Inc., based in Dallas, Texas, is an information technology services firm with 30 years experience providing consulting, project management, technical support and system services that enable its clients to achieve their strategic and operational objectives. BRC specializes in information technology outsourcing, consulting, information systems, and document management. For more information about BRC, visit the company's web site at www.brcp.com.